SED INTERNATIONAL HOLDINGS, INC.
                                4916 NORTH ROYAL ATLANTA DRIVE

                                    TUCKER, GEORGIA 30085

Dear SED International Holdings, Inc. Shareholders:

        You are cordially invited to attend the 1999 Annual Meeting of Shareholders to be held at the executive offices of SED International Holdings, Inc. (the "Company"), 4916 North Royal Atlanta Drive, Tucker, Georgia, on Tuesday, November 9, 1999, at 12:00 p.m., local time, for the following purposes:

        (i) To elect three Class II directors for terms to expire at the 2002 Annual Meeting of Shareholders; and


        (ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

        During the meeting we will review the results of the fiscal year ended June 30, 1999, and report on significant aspects of our operations during the first quarter of fiscal 2000.

        We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

                                    Sincerely,

                                    /s/GERALD DIAMOND
                                    Gerald Diamond
                                    Chairman of the Board and
                                    Chief Executive Officer

October 4, 1999

                               SED INTERNATIONAL HOLDINGS, INC.
                                4916 NORTH ROYAL ATLANTA DRIVE

                                    TUCKER, GEORGIA 30085

                           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

        The Annual Meeting of Shareholders of SED International Holdings, Inc. (the "Company") will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on Tuesday, November 9, 1999, at 12:00 p.m., local time, for the following purposes:

        (i) To elect three Class II Directors for terms to expire at the 2002 Annual Meeting of Shareholders; and

        (ii) To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors has fixed September 13, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                                    By Order of the Board of Directors,

                                    /s/LARRY G. AYERS
                                    Larry G. Ayers
                                    Secretary

October 4, 1999

                        SED INTERNATIONAL HOLDINGS, INC.
                         4916 NORTH ROYAL ATLANTA DRIVE

                              TUCKER, GEORGIA 30085

                                 PROXY STATEMENT

        This Proxy Statement is furnished by and on behalf of the Board of Directors (the "Board") of SED International Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 12:00 p.m., local time, Tuesday, November 9, 1999, at the Company's executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, and at any adjournments thereof. The Notice of Annual Meeting of Shareholders, this Proxy Statement, and the form of proxy will be first mailed on or about October 4, 1999, to the shareholders of the Company (the "Shareholders") of record on the Record Date (as defined below).

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                             SHARES ENTITLED TO VOTE

        Each valid proxy given pursuant to this solicitation that is received in time for the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted (i) FOR the election as directors of the nominees listed in this Proxy Statement, and (ii) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a Shareholder's right to attend and to vote in person at the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: SED International Holdings, Inc., 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, Attn: Larry G. Ayers, Secretary; executing a proxy bearing a later date; or attending and voting in person at the Annual Meeting.

        Only Shareholders of record as of the close of business on September 13, 1999 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date there were 7,016,453 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for Shareholder vote.

        According to the Bylaws of the Company (the "Bylaws"), the holders of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. If a quorum is not present or rep-resented by proxy at the Annual Meeting, the meeting will be adjourned and the Company will be subjected to additional expense. If a quorum is present or represented by proxy at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Georgia law, the Articles of Incorporation or the Bylaws. Georgia law and the Bylaws specify that directors shall be elected by the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

        Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Shareholders, abstentions have the same effect as negative votes for each proposal other than the election of directors. Broker non-votes are not deemed to be present or represented for purposes of determining whether Shareholder approval of that matter has been obtained.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

        The Board currently consists of six members. The Board recently increased the number of directors from six to seven in accordance with the Company's Bylaws and proposes to fill the vacancy at the Annual Meeting. The Board is divided into three classes of directors, designated Class I, Class II and Class III. Classes I and III each have two members. Class II currently has two members plus one vacancy. The term of the Class II directors expires at the Annual Meeting. The terms of the Class I and Class III directors expire at the 2001 and 2000 Annual Meetings of Shareholders, respectively. Shareholders annually elect directors of one of the three classes for three-year terms, to serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal. At the Annual Meeting, the Shareholders will elect three directors to serve as Class II directors. The Board has nominated Larry G. Ayers, Melvyn I. Cohen and Cary Rosenthal for election as Class II directors to serve until the Annual Meeting of Shareholders in 2002 and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Mr. Rosenthal currently serves as a Class II director, while Messrs. Ayers and Cohen are new nominees.

        Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any of the nominees are unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

The Board recommends that the Shareholders vote FOR the election of the nominees named above as directors of the Company for Class II.

            NOMINEES FOR DIRECTOR - CLASS II - TERM TO EXPIRE IN 2002

NOMINEE               AGE    POSITIONS, OFFICES AND OTHER INFORMATION

Larry G. Ayers        53     Mr. Ayers has served as Vice President-Finance,
                             Secretary and Treasurer of the Company since Augus
                             1986 and as Chief Financial Officer since November
                             1989. He has served as Vice President-Finance and Treasurer of SED International, Inc., a wholly owned subsidiary of the Company, since July 1986, Secretary since August 1986 and Chief Financial
                             Officer since November 1989. Mr. Ayers served as
                             Vice President-Finance of the predecessor to the Company, Southern Electronics Distributors,
                             Inc., a Georgia corporation (the "Predecessor"), from May 1986 through July 1986. Mr. Ayers served as the Treasurer of Aaron Rents, Inc., a furniture rental and sales company, from 1982 through September 1985 and as an accountant with Touche
                             Ross & Co., a national accounting firm, from 1970 through 1982.

Melvyn I. Cohen       59     Mr. Cohen has been the sole member of M. Cohen and
                             Company L.L.C., a certified public accounting firm in the State of New Jersey, since April 1999. Mr.
                             Cohen was previously a member of Savino, Cohen and Kaminer L.L.C. from December 1994 to March 1999 and a partner of Cohen and Warren, P.A. from April 1989 to December 1994, each a certified public accounting firm. He is a member of the American
                             Institute of Certified Public Accountants and the
                             New Jersey Society of Certified Public Accounts.
                             Mr. Cohen has been a certified public accountant for over 35 years.

Cary Rosenthal        59     Mr. Rosenthal has been a director of the Company
                             since 1992. Mr. Rosenthal has served as President and Chief Executive Officer of Phoenix
                             Communications, a division of Master Graphics, Inc., a commercial printing firm, since December
                             1997 and previously served as President and Chief
                             Executive Officer of Phoenix Communications, Inc., a commercial printing firm, from 1977 until December 1997. Phoenix Communications was sold to since May 1998.

       DIRECTORS CONTINUING IN OFFICE - CLASS I - TERM TO EXPIRE IN 2001

NOMINEE               AGE    POSITIONS, OFFICES AND OTHER INFORMATION

Stewart I. Aaron      59     Mr. Aaron has been a director of the Company since
                             November 1994. Mr. Aaron has served as President of
                             LABS, Inc., a silk plant manufacturer based in Atlanta, Georgia for over 20 years.

Mark Diamond          34     Mr. Diamond has been a director of the Company
                             since October 1996. Mr. Diamond has been employed by SED International on a full-time basis in the Sales Department since January 1987. In February
                             1991, Mr. Diamond was elected Vice President -
                             Sales of SED International; in May 1993, he was elected Executive Vice President - Marketing of
                             SED International; and in February 1994, he was elected Executive Vice President - Sales of SED
                             International. Mr. Diamond has served as Executive
                             Vice President of the Company since June 1995, and in August 1995 was elected Executive Vice President of SED International. Mark Diamond is the son of Gerald Diamond and Jean Diamond.

        DIRECTORS CONTINUING IN OFFICE-CLASS III - TERM TO EXPIRE IN 2000

NOMINEE               AGE    POSITIONS, OFFICES AND OTHER INFORMATION

Joel H. Cohen         60     Mr. Cohen has been a director of the Company since
                             November 1998. He has served as Vice President -
                             Marketing for the Queen Carpet division of Shaw
                             Industries, Inc. since October 6, 1998 when Queen
                             Carpet was acquired by Shaw Industries. Mr. Cohen served as Vice President - Marketing for Queen
                             Carpet Corporation from 1973 until 1998. Shaw
                             Industries is the largest manufacturer of commercial and residential carpet in the United
                             States. Mr. Cohen has been in the textile-related business for over 35 years.

Gerald Diamond        61     Mr. Diamond has been a director of the Company
                             or its Predecessor since 1980. Mr. Diamond currently serves as Chairman of the Board and Chief Executive Officer of the Company and SED International. He was elected President and Chairman of the Board of the Company and Chief
                             Executive Officer and Chairman of the Board of SED
                             International in June 1986, and has served in two or more capacities as Chairman of the Board, Chief Executive Officer and President of the Company and SED International from that time until May 1995. Mr. Diamond was a founder of the Predecessor and served as its President and Treasurer from July 1980 through July
                             1986. Mr. Diamond has been in the electronics-related business for over 35 years. Mr. Diamond is the father of Mark Diamond and the husband of Jean
                             Diamond.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

        The Board held eight meetings during the fiscal year ended June 30, 1999 ("Fiscal 1999"). No director attended less than 75% of the aggregate number of meetings of the Board and of any committee on which he served. The Board has no standing nominating committee.

        Messrs. Aaron, J. Cohen and Rosenthal constituted the Company's Audit Committee during Fiscal 1999. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the selection of independent auditors and their duties; (ii) conferring with and receiving reports from the Company's independent auditors; (iii) authorizing any special or supplemental activities of the Company's independent auditors and considering the effect of such activities on their independence; and (iv) reviewing internal auditing procedures and the adequacy of internal controls and monitoring compliance with such controls. The Audit Committee held one meeting during Fiscal 1999.

        On August 26, 1998 the Board established a Compensation Committee comprised of Messrs. Aaron, J. Cohen, G. Diamond and Rosenthal. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer, evaluating his performance against these goals, and recommending his salary, bonus and long-term incentives. The Compensation Committee reviews the performance of all of the other executive officers of the Company and recommends to the Board the amount and form of all compensation of executive officers of the Company. The Compensation Committee held one meeting during Fiscal 1999. Gerald Diamond, Chief Executive Officer of the Company, does not participate in evaluating his own performance (see "Executive Compensation--Executive Compensation Report--Executive Compensation Components" and "Executive Compensation--Employment Agreements").

        During Fiscal 1999, Messrs. Aaron, J. Cohen and Rosenthal each received aggregate cash compensation of $5,000 for attendance at regular Board meetings. This compensation was not contingent on the number of regular Board meetings attended. No other cash remuneration was paid to directors during Fiscal 1999. The Company also pays ordinary and necessary travel expenses for non-management directors to attend Board and committee meetings.

        As additional compensation for serving as directors of the Company in Fiscal 1999, Messrs. Aaron, J. Cohen and Rosenthal each received a non-qualified stock option to purchase up to 10,000 shares of Common Stock having an exercise price of $2.53 per share, which vested immediately upon grant pursuant to the Company's 1995 Formula Stock Option Plan.

        In addition, the Board granted Messrs. Aaron, J. Cohen and Rosenthal 7,000, 3,000 and 15,000 stock awards, respectively, on March 31, 1999 at a fair market value per share of $2.844. These stock grants were awarded to express the Company's gratitude for all of the assistance each of these directors provided to management since they joined the Board. These awards vested immediately. Directors who are salaried employees of the Company or any of its subsidiaries do not receive fees for their services as directors.

                               OWNERSHIP OF SHARES

        The following table sets forth certain information as of September 13, 1999 regarding the number of shares of Common Stock beneficially owned by each director and director nominee of the Company, each Named Executive Officer (as defined under "Executive Compensation--Compensation Tables"), all directors and executive officers of the Company as a group, and all persons known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock. All shares of Common Stoc shown in the table reflect sole voting and investment power except as otherwise noted.


                                                                                                    Amount and Nature        Percent
Name of Beneficial Owner                                                                         of Beneficial Ownership    of Class
------------------------                                                                         -----------------------    --------

Stewart I. Aaron .............................................................................          57,000  (1)              *

Larry G. Ayers ...............................................................................          89,271  (2)             2.0%

Joel Cohen ...................................................................................          23,000  (3)              *

Melvyn I. Cohen ..............................................................................            -0-                   -0-

Gerald Diamond (4) ...........................................................................         919,912  (5)            12.0%

Jean Diamond .................................................................................         104,000  (6)             1.5%

Mark Diamond .................................................................................         148,382  (7)             2.1%

Brian D. Paterson ............................................................................           -0-                    -0-

Ray D. Risner ................................................................................          33,000  (8)              *

Ronell Rivera ................................................................................          53,200  (9)              *

Cary Rosenthal ...............................................................................          87,250  (10)            1.2%

Dimensional Fund Advisors, Inc. ..............................................................         491,350  (11)            7.0%

FMR Corp. ....................................................................................         960,000  (12)           13.7%

SED Associates (4) ...........................................................................         146,850  (13)            2.1%

All current directors and executive
officers as a group (10 persons) .............................................................       1,661,865  (14)           20.3%

*    Represents less than one percent of the outstanding Common Stock.

(1) The shares indicated include 50,000 shares subject to options exercisable within 60 days.

(2) The shares indicated include 10,000 shares of restricted stock which vest on October 14, 1999, 25,000 shares of restricted stock granted on May 10, 1999, which vest pro rata over 10 years, and 52,000 shares subject to options exercisable within 60 days. Mr. Ayers has sole voting power over all of the shares of restricted stock so awarded to him.

(3) The shares indicated include 20,000 shares subject to options exercisable within 60 days.

(4)  4916 North Royal Atlanta Drive, Tucker, Georgia 30084.

(5) The shares indicated include 666,000 shares subject to options exercisable within 60 days, 3,912 shares held of record by Gerald Diamond as trustee for the benefit of his grandchildren, 100,000 shares from a restricted stock award granted on May 10, 1999, which vest pro rata over 10 years and 150,000 shares from a restricted stock award granted on July 20, 1999, which vest in 50% increments on September 1, 2000 and 2001. Mr. Diamond has sole voting power over all of the shares of restricted stock so awarded to him. The shares indicated do not include 79,000 shares subject to options exercisable within 60 days by Jean Diamond, the wife of Mr. Diamond, and 25,000 restricted shares owned by Jean Diamond, as to which Mr. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. Diamond is deemed the indirect beneficial owner as described in footnote (13).

(6) The shares indicated include 79,000 shares subject to options exercisable within 60 days and 25,000 shares from a restricted stock award granted on May 10, 1999, which vest pro rata over 10 years. Ms. Diamond has sole voting power over all of the shares of restricted stock so awarded to her. The shares indicated do not include 666,000 shares subject to options exercisable within 60 days by Gerald Diamond, the husband of Ms. Diamond, 3,912 shares held of record by Gerald Diamond as trustee for the benefit of their grandchildren and 250,000 restricted shares owned by Gerald Diamond, as to which Ms. Diamond disclaims beneficial ownership. The shares indicated also do not include the shares owned of record by SED Associates of which Mr. Diamond is deemed the indirect beneficial owner as described in footnote (13).

(7) The shares indicated include 10,000 shares of restricted stock which vest on October 14, 1999, 50,000 shares of restricted stock granted on May 10, 1999, which vest pro rata over 10 years, 88,250 shares subject to options exercisable within 60 days and 132 shares held of record by Mark Diamond as trustee of a trust for the benefit of his sister Julie Diamond. Mr. Diamond has sole voting power over all of the shares of restricted stock so awarded to him.

(8) The shares indicated include 25,000 shares of restricted stock granted May 10, 1999, which vest pro rata over 10 years, and 8,000 shares subject to options exercisable within 60 days. Mr. Risner has sole voting power over all of the shares of restricted stock so awarded to him.

(9) The shares indicated include 10,000 shares of restricted stock granted April 4, 1998 and 15,000 shares of restricted stock granted May 10, 1999, both of which vest pro rata over 10 years, and 28,200 shares subject to options exercisable within 60 days. Mr. Rivera has sole voting power over all of the shares of restricted stock so awarded to him.

(10) The shares indicated include 71,500 shares subject to options exercisable within 60 days.

(11) The shares indicated are owned by several different funds managed by Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401-1038.

(12) All of the shares indicated are deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser to Fidelity Low-Priced Stock Fund, the owner of the 960,000 shares. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(13) SED Associates is a general partnership of which Gerald Diamond is the managing partner. As managing partner, Mr. Diamond has sole voting and investment power with respect to the Common Stock owned by SED Associates. Therefore, Mr. Diamond is deemed the indirect beneficial owner of the shares of Common Stock owned of record by SED Associates.

(14) The shares indicated include 1,062,950 shares subject to options exercisable within 60 days, 20,000 shares of restricted stock that will vest on October 14, 1999, 240,000 shares of restricted stock granted on May 10, 1999, which vest pro rata over 10 years, 150,000 shares of restricted stock granted on July 20, 1999, which vest in 50% increments on September 1, 2000 and 2001, 10,000 shares of restricted stock granted on April 4, 1998, which vest pro rata over 10 years, and 146,850 shares owned of record by SED Associates of which Gerald Diamond is deemed the indirect beneficial owner as described in footnote (13).

                             EXECUTIVE COMPENSATION

Executive Compensation Report

        The Board established a standing Compensation Committee on August 26, 1998 (see "Information Concerning Board of Directors" above). Prior to August 26, 1998, Gerald Diamond, Chairman of the Board and Chief Executive Officer of the Company, recommended to the Board (or in some cases a committee thereof as discussed below) for its approval the non-base salary compensation to be paid to executive officers of the Company, excluding himself, subject to any applicable employment agreements with those persons. Subsequent to August 26, 1998, all such recommendations were made to either the Compensation Committee or the Board's Stock Option Committee. Messrs. Aaron and Rosenthal currently serve as the members of the Stock Option Committee, which administers the Company's various stock benefit plans (collectively, the "Plans") and as such, with the exception of the Company's 1995 Formula Stock Option Plan, reviewed and acted upon Mr. Diamond's recommendations with respect to stock option grants and restricted stock awards under those Plans. Messrs. M. Diamond and J. Cohen serve as the members of the committee administering the Company's 401(k) Plan (the "401(k) Plan") available to all eligible employees of the Company and SED International, including executive officers.

        Executive Compensation Philosophy. The Company's executive compensation program is designed to help it identify and retain outstanding executives in the microcomputer and wireless wholesale distribution industry. The Company believes this focus will enable it to hire and retain the best executive talent and help it meet its long-range objectives. Key elements of this philosophy include the following:

        [BULLETT] Appeal to executives who are motivated to position the Company as a leader in selected markets.

        [BULLETT] Align the financial interests of the executives with those of the shareholders.

        [BULLETT] Provide compensation opportunities that are within the range of those provided by microcomputer and cellular telephone wholesale distribution companies of similar sizes.

        As a result of the emphasis on linking executive compensation to individual and corporate performance, the Company's executives may be paid more or less than executives of the Company's competitors.

        As a baseline, the Board and the Compensation Committee support the concept that stock ownership by management and stock-related compensation arrangements are beneficial in enhancing shareholder value and aligning interests among management, the Board and the shareholders.

        Executive Compensation Components. There are two components to the Company's executive compensation program: annual cash compensation (which includes base salary and annual cash bonuses) and long-term incentive compensation.

        Base Salary. Base salary in Fiscal 1999 for Gerald Diamond and Jean Diamond was set by an employment agreement between these persons and SED International. The base salary for the other Named Executive Officers is set by the Board.

        Bonuses. For any fiscal year, Gerald Diamond recommends to the Compensation Committee annual cash bonuses for the Company's executive officers (excluding himself). The Compensation Committee considers his recommendation and awards bonuses based on that recommendation and on the Committee's own subjective evaluation of the executive's individual leadership and performance in his or her area of responsibility and on the net earnings and return on equity of the Company for the fiscal year for which the bonus is to be awarded. Although the Compensation Committee gives the foregoing factors relatively equal weight in its deliberations, its ultimate determination is subjective and is not based on any particular stated individual or Company performance objectives. For Fiscal 1999, Ronell Rivera received a cash bonus of $16,000. No other Named Executive Officer of the Company received a cash bonus for Fiscal 1999.

        Gerald Diamond's employment agreement provides for an annual cash bonus in an amount directly related to the Company's Pretax Adjusted Annual Income (as defined below) (see "Executive Compensation--Executive Compensation Report--CEO Compensation" and "Executive Compensation--Employment Agreements"). For Fiscal 1999, the Company did not attain its Pretax Adjusted Annual Income and no cash bonus was awarded to Mr. Diamond.

        Long-Term Incentives. The long-term incentive compensation program currently consists of stock grant and option plans pursuant to which the Company may grant executives and other key employees of the Company and its subsidiaries restricted shares of Common Stock and options to purchase Common Stock. Restricted shares of Common Stock granted to key employees are in the nature of a bonus without payment of any consideration by the recipient. The restricted shares become vested at the time or times specified by the committee administering the plan under which the stock grants are made, which may range from immediate vesting to ten years. Prior to vesting, however, recipients of awards have all other rights of a Shareholder, including the right to vote the shares and to receive any dividends declared and paid on the Common Stock so awarded. Generally, the exercise price of options granted under a stock option plan is equal to the fair market value of the underlying shares on the date of grant. Option are exercisable in installments ranging from 20% to 33.3% per year and expire ten years from the date of grant. The Board believes that the stock grant and option plans promote greater interest in the welfare of the Company by retaining executives and key employees and allowing them to share in the Company's success.

        On July 20, 1999, the Board of Directors approved a new, broad-based stock benefit plan (the "1999 Stock Option Plan") pursuant to which non-qualified stock options and stock awards for up to an aggregate of 1,400,000 shares of Common Stock may be issued. The Stock Option Committee administering the plan must issue to non-officers of the Company 50% or more of the total shares of Common Stock eligible to be issued and non-officers of the Company must constitute 50% or more of the total number of persons receiving options and awards. The Stock Option Committee reviews recommendations for stock options and award grants from the Chief Executive Officer of the Company and determines the appropriate number of grants, if any, to be made. The terms of the stock awards and options under this plan are substantially similar to those terms described above for restricted shares and options granted under the Company's other stock-based benefit plans (other than the Company's 1995 Formula Stock Option
Plan).

        As of the date of this Proxy Statement, the Stock Option Committee had granted non-qualified stock options and awards for an aggregate of 1,138,050 shares of Common Stock under the 1999 Stock Option Plan, of which 49% were awarded to officers of the Company (including stock awards to Gerald Diamond representing 13%). All options and awards were granted at fair market value.

       CEO Compensation. Gerald Diamond's employment agreement with SED International presently expires on July 1, 2006. The agreement, however, is subject to automatic one-year extensions following the end of each year of employment, unless either SED International or Mr. Di amond gives notice within a specified period prior to the end of the year that the employment agreement will not be extended beyond its then-current term. At the February 13, 1999 Board meeting the term of the employment agreement was extended to seven years from five years. In addition, the Board approved amendments to Mr. Diamond's employment agreement that delete the present value discount for any payment arising because of a "Change of Control" (as defined in "Executive Compensation--Employment Agreements") and that permit a change of control payment to be made concurrently with the change of control event.

        Mr. Diamond's employment agreement provides for an annual base salary of $487,026 (as of Fiscal 1999), increased annually in an amount based upon increases in the Consumer Price Index. Under the terms of the employment agreement, in addition to annual base salary, Mr. Diamond is eligible to receive annual cash bonuses equal to five percent of the Company's Pretax Adjusted Annual Income, which means with respect to a given fiscal year (a) the sum of earning before taxes and minority interests of th Company as reported on its audited consolidated statement of operations for such fiscal year, excluding, in all cases, (i) any nonrecurring income and non recurring costs or expenses, which income, costs or expenses are extraordinary in the reasonable opinion of the Board, all as calculated in accordance with generally accepted accounting principles consistently applied, (ii) any interest income or expense and (iii) additional amortization or depreciation or increase in the cost of goods sold resulting from any asset revaluations or goodwill, less (b) $6,000,000. Mr. Diamond was not eligible to receive an annual cash bonus under his employment agreement for Fiscal 1999 because the Company did not have any Pretax Adjusted Annual Income for that year.

        Mr. Diamond's employment agreement also provides him with an automobile allowance, disability insurance coverage and a benefit payable to his surviving spouse, if any, upon his death. Mr. Diamond's employment agreement includes a covenant not to compete with SED International or the Company for a period of two years following termination of his employment with SED International and the Company.

        The Board's philosophy in establishing the base salary and performance bonus structure reflected in Mr. Diamonds's employment agreement was to consider the pay to chief executive officers of similarly-sized companies in the microcomputer and wireless wholesale distribution industry as a guide and to provide an incentive to Mr. Diamond to remain with the Company and to continue to grow the business of the Company. The Board intends to evaluate Mr. Diamond's compensation package during fiscal 2000 based on the factors described above and Mr. Diamond's duties and responsibilities with respect to management of the Company. Any new compensation package that the Board may propose will be subject to the re-negotiation of Mr. Diamond's current employment agreement.

        Mr. Diamond also is eligible to receive additional compensation under the Company's long-term incentive compensation program described above. Although no new options were granted to Mr. Diamond in Fiscal 1999, the Compensation Committee did reprice all employee owned options in Fiscal 1999, including 280,000 options owned by Mr. Diamond (see "Executive Compensation--Report on Fiscal 1999 Option Repricing"). During Fiscal 1999, the Stock Option Committee granted Mr. Diamond stock awards for an aggregate of 100,000 shares of Common Stock at market value. The stock awards vest pro rata over ten years. In addition to the foregoing grant, on July 20, 1999 the Stock Option Committee granted to Mr. Diamond stock awards for an aggregate of 150,000 shares of Common Stock at market value vesting pro rata over a two year period commencing on September 1, 2000. The Stock Option Committee granted these awards as an incentive to Mr. Diamond to continue managing the business of the Company through a very challenging period in the wholesale computer and wireless telephone distribution industry. The Company, like many other distributors in its industry, is facing declining margins, higher turnover of salespeople and higher selling, general and administrative costs as a percentage of sales as sales decline, resulting in an extremely competitive marketplace. The Compensation Committee and the Stock Option Committee believe that it is important to reward Mr. Diamond for his efforts to stabilize the financial performance of the Company and to align his financial interests closer to those of the Company's Shareholders.

        Other Compensation Plans. The Company and SED International maintain two broad- based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees. These are: (i) the 401(k) Plan and (ii) the Company's Savings Plan and Trust (the "Savings Plan"). Pursuant to both plans, the Company and SED International will match 25% of the amount of contributions of each participant up to ten percent of the participant's compensation. The Company and SED International may also elect in any year to make an additional contribution to either of the plans for that year, which additional contribution shall in no event exceed 15% of all participants' compensation for the Company's and SED International's taxable year. Neither of the plans provide for investment in the Company's Common Stock.

        Limitations on the Deductibility of Compensation. Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's Named Executive Officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1 million base. It ha been determined that no portion of anticipated compensation payable to any executive officer in Fiscal 1999 would be non-deductible. The Compensation Committee will continue to address this issue when formulating compensation arrangements for executive officers.

                   SUBMITTED BY THE COMPENSATION COMMITTEE OF
                             THE BOARD OF DIRECTORS
                        SED INTERNATIONAL HOLDINGS, INC.

                                Stewart I. Aaron
                                  Joel H. Cohen
                                 Gerald Diamond
                                 Cary Rosenthal

        This Executive Compensation Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

        The Board established a standing Compensation Committee on August 26, 1998 (see "Information Concerning Board of Directors" above). Prior to August 26, 1998 the Board acted collectively to determine all forms of compensation other than base salaries for Gerald Diamond and Jean Diamond, which were governed by employment agreements, and stock options and stock awards, which were granted by members of the Board's Stock Option Committee (see "Executive Compensation--Executive Compensation Report" above). During Fiscal 1999, the members of the

Compensation Committee were Messrs. Aaron, J. Cohen, G. Diamond and Rosenthal. Mr. Diamond is the Chief Executive Officer of the Company. None of the other members is or has ever been an officer or employee of the Company. There were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers served on the Company's Compensation Committee. Except as described under "Lease of Headquarters," below, none of the members of the Compensation Committee engaged in transactions or had relationships requiring disclosure under Item 404 of Regulation S-K in Fiscal 1999. Except for Gerald Diamond, who serves as Chairman of the Board and Chief Executive Officer of the Company and SED International; Ray D. Risner, who serves a President and Chief Operating Officer of the Company and SED International; and Mark Diamond, who serves as Executive Vice President of the Company and SED International, none of th other members of the Board are or have been officers or employees of the Company.

Lease of Headquarters

        On April 1, 1999 the Company signed a seven year lease with the Diamond Chip Group L.L.C. for the Company's executive office and warehouse facility in Atlanta, Georgia. The prior 1991 lease with Royal Park Company, a Georgia general partnership whose partners were Gerald Diamond and Jean Diamond, was terminated and the remaining six months under the preexisting lease with the Royal Park Company was included in the new lease with the Diamond Chip Group L.L.C. The monthly rent for the six month period remained unchanged at $14,697.

        The Diamond Chip Group L.L.C. is the successor owner of the premises used by the Company for its headquarters. The members of the Diamond Chip Group L.L.C. are Gerald Diamond, Jean A. Diamond and Nathan Diamond Revocable Trust, who own respectively 37.5%, 37.5%, and 25% of the outstanding interests in this entity. The beneficiaries of the Nathan Diamond Revocable Trust are Julie Diamond and Mark Diamond, children of Gerald and Jean Diamond.

        The new lease rate commences on October 1, 1999 and totals $21,095 per month as compared to $14,697 per month under the previous lease with Royal Park Company. Rent escalates at 3% per year. In addition to rental payments, the Company pays all operating costs associated with the lease of its headquarters. The lease includes an option for one three-year renewal upon expiration of the initial term.

        The lease also provides the Company with a right of first refusal to purchase the premises in the event Diamond Chip Group L.L.C. proposes to sell the facility during the lease term. Rental payments for Fiscal 1999 equalled $176,363. The Company believes that the prior lease with Royal Park Company was, and the new lease with the Diamond Chip Group L.L.C. is, on terms no less favorable than those available from unaffiliated parties.

Compensation Tables

        This section of the Proxy Statement discloses the compensation awarded or paid to, or earned by (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated persons serving as executive officers of the Company at the end of Fiscal 1999 earning over $100,000 in salary and bonus and
(iii) one additional individual for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer of the Company at the end of Fiscal 1999 (together, these persons are sometimes referred to as the "Named Executive Officer"). The Company did not award any stock appreciation rights ("SARs") during Fiscal 1999.

Summary Compensation Table

                                                    Annual Compensation                             Long-Term Compensation
                                     ----------------------------------------------    ---------------------------------------------
                                                                                               Awards                  Payments
                                                                                       -----------------------   -------------------
                                                                             Other                  Securities
                                                                            Annual     Restricted   Underlying   All Other
                                                                            Compen-      Stock       Options       LTIP    Compen-
Name and                                                                    sation       Awards       /SARS       Payment  sation
Principal Position                   Year     Salary ($)  Bonus ($)           ($)       ($) (1)        (#)          ($)    ($)(2)
------------------                   ----     ----------  ---------           ---       -------        ---          ---    ------

Gerald Diamond                       1999      487,026            0          19,324      237,500      280,000         0      2,500
        Chairman of the              1998      482,410            0               0            0       80,000         0      2,500
        Board, Chief                 1997      471,992      459,992               0            0      200,000         0      2,375
        Executive Officer
        and Director of
        the Company and
        SED International

Ray D. Risner                        1999      139,999            0               0       59,375       40,000         0      3,024
        President, Chief             1998      140,163            0               0            0       20,000         0      1,752
        Operating Officer            1997      140,060            0               0            0            0         0      1,749
        and Director of
        the Company and
        SED International

Mark Diamond                         1999      220,709            0               0      118,750      109,250 (3)     0      1,396
        Executive Vice               1998      220,897            0               0            0       20,000         0      2,358
        President and                1997      140,710       80,000               0            0       20,000         0      2,660
        Director of the
        Company & SED
        International

Jean Diamond                         1999      193,559            0               0       59,375       70,000 (3)     0      2,615
        Vice President               1998      185,861            0               0            0       20,000         0      2,455
        of SED                       1997      175,887            0               0            0            0         0      2,228
        International

Ronell Rivera                        1999      162,501       16,000               0       35,625       53,000         0      1,991
        Senior Vice                  1998      172,708            0               0       81,250       10,000         0      2,500
        President of                 1997      135,259            0               0            0       38,000         0          0
        Latin America,
        SED International

Brian D. Paterson (4)                1999      218,999            0               0            0       84,000         0      2,837
        Senior Vice                  1998      170,983            0               0            0       20,000         0      2,137
        President-Purchasing         1997      136,061       11,475               0            0       40,000         0      1,844
        and Marketing of the
        Company & SED
        International

---------------------------------------

(1) The dollar value of the restricted stock was determined by multiplying the number of restricted shares granted by the closing sales price of the Common Stock as reported by the Nasdaq National Market ("Nasdaq") on the date of grant. Dividends, if any, are accrued on restricted stock.

(2) The amounts indicated relate to contributions made by the Company pursuant to the 401(k) Plan and the Savings Plan for the benefit of each Named Executive Officer.

(3) Represents options that were repriced during Fiscal 1999 (see "Executive Compensation--Report on Fiscal 1999 Option Repricing").

(4) Mr. Paterson terminated employment with the Company on April 1, 1999. All options held by Mr. Paterson terminated as of that date.

Option Grants in Fiscal 1999

                                          Individual Grants
                         -----------------------------------------------      Potential Realizable
                                       Percent of                                      Value
                                         Total                                  at Assumed Annual
                          Number of      Options                               Rates of Stock Price
                         Securities      Granted                                    Appreciation
                         Underlying     Employees                                 for Option Term
                          Options       in Fiscal  Exercise   Expiration          5%           10%
Name                     Granted (1)       Year      Price        Date            ($)          ($)
----                     -----------       ----      -----        ----            ---          ---

Gerald Diamond            80,000           5.6%     5.0625     11/24//07      224,481.17     553,514.98
                         200,000          13.9%     5.0625      9/12/06       471,710.82   1,124,810.86

Mark Diamond              20,000           1.4%     5.0625     11/24/07        56,120.29     138,378.75
                          29,250           2.0%     5.0625      9/9/02         30,429.88      65,249.89
                          20,000           1.4%     5.0625     5/21/03         25,047.38      54,679.00
                          20,000           1.4%     5.0625     8/30/05         39,873.71      92,434.67
                          20,000           1.4%     5.0625    10/07/06         47,674.82     113,900.41

Ray D. Riner              20,000           1.4%     5.0625    11/24/07         56,120.29     138,378.75
                          20,000           1.4%     5.0625     5/23/05         38,030.61      87,524.02

Jean Diamond              20,000           1.4%     5.0625    11/24/07         56,120.29     138,378.75
                          30,000           1.4%     5.0625     9/9/02          31,210.13      66,922.96
                          20,000           1.4%     5.0625     5/21/03         25,047.38      54,679.00

Ronell Rivera             15,000           1.0%     5.0625    8/30/05          29,905.28      69,326.00
                           5,000           0.3%     5.0625    10/6/06          11,913.66      28,460.86

Brian D. Paterson (2)     40,000           2.8%     5.0625    10/7/06          95,349.63     227.800.83
                           3,000           0.2%     5.0625    5/21/03           3,757.11       8,201.85
                          20,000           1.4%     5.0625    8/30/05          39,873.71      92,434.67
                             100           0.0%     5.0625    2/11/03             116.74         253.02
                             900           0.1%     5.0625    3/30/03           1,087.98       2,366.45
                          20,000           1.4%     5.0625    11/24/07         56,120.29     138,378.75


(1) Represents options that were repriced during Fiscal 1999 (see "Executive Compensation--Report on Fiscal 1999 Option Repricing").

(2) Mr. Paterson terminated employment with the Company on April 1, 1999. All options held by Mr. Paterson terminated as of that date.

Options Exercised in Fiscal 1999 and Values at June 30, 1999

        This table presents information regarding options exercised for shares of Common Stock during Fiscal 1999, and the number and value of unexercised options held at June 30, 1999. There were no SARs outstanding during Fiscal 1999. None of the unexercised options at fiscal year-end were in the money.

Aggregated Option Exercises in Fiscal 1999 and 1999 Fiscal Year-End Option Value

                                                      Number of                         Value of
                                                 Securities Underlying                 Unexercised
                      Shares                          Unexercised                     In The Money
                     Acquired      Value                Options                        Options At
                    On Exercise   Realized        At Fiscal Year End (#)         Fiscal Year-End ($)(1)
      Name              (#)         ($)        Exercisable    Unexercisable   Exercisable   Unexercisable
      ----              ---         ---        -----------    -------------   -----------   -------------

Gerald Diamond           0           0            598,000        132,000           --           --

Ray D. Risner            0           0              8,000         16,000           --           --

Mark Diamond             0           0             89,250         27,000           --           --

Jean Diamond             0           0             54,000         16,000           --           --

Ronell Rivera            0           0             21,200         25,800           --           --

Brian D. Paterson        0           0                  0              0           --           --

(1)  None of the unexercised options at fiscal year end were in the money.

Report on Fiscal 1999 Option Repricing

        On November 10, 1998 the Compensation Committee approved a reduction of the exercise price of all outstanding options under all Plans to the fair market value per share of the Company's Common Stock on that date. The exercise prices of such options were reduced from a range of $19.88 to $5.75 to $5.0625 per share, with all other terms of the options remaining unchanged. The repricing affected a total of 695,685 options held by 146 optionees.

        The Compensation Committee approved the repricing described above because the members believe that equity interests are a significant factor in the Company's ability to attract and retain key employees who are critical to the Company's success. In view of the number of underwater options that were held by the Company's employees in November 1998, the Compensation Committee believed that the Company's ability to retain existing employees and to attract talented individuals in the future was in jeopardy. Consequently, the Compensation Committee approved the repricing to ensure that all optionees would continue to have a meaningful equity investment in the Company.

10-Year Option/SAR Repricings

        The following table sets forth certain information concerning the repricing, replacement or cancellation and regrant of options held by executive officers of the Company during the last ten completed fiscal years.

                                                                                                                   Length of
                                                                                                                   Original
                                                                     Market Price    Exercise                    Option Term
                                                                       of Stock      Price at                     Remaining
                                                         Number of    at Time of      Time of          New        at Date of
                                                          Options    Repricing or   Repricing or     Exercise    Repricing or
                                                        Repriced or    Amendment     Amendment         Price       Amendment
Name                                      Date           Amended         ($)           ($)             ($)         (in years)
----                                      ----           -------         ---           ---             ---         ----------


Gerald Diamond                           11/10/98         80,000        5.0625        12.625          5.0625         9
Chairman of the                          11/10/98        200,000        5.0625         7.50           5.0625         7.75
Board, Chief Executive
Officer and Director of
the Company and
SED International

Ray D. Risner                            11/10/98         20,000        5.0625        12.625          5.0625         9
President, Chief Operating               11/10/98         20,000        5.0625         5.50           5.0625         6.5
Officer and Director of the
Company and SED International

Mark Diamond                             11/10/98         20,000        5.0625        12.625          5.0625         9
Executive Vice                           11/10/98         29,250        5.0625         5.75           5.0625         3.8
President and Director of the            11/10/98         20,000        5.0625         5.88           5.0625         6.75
Company and SED International            11/10/98         20,000        5.0625         9.00           5.0625         8
                                         11/10/98         20,000        5.0625         5.75           5.0625         4.5
                                          5/25/94         20,000        5.75          10.25           5.75           9
                                          5/25/94         29,250        5.75           8.00           5.75           8.25
                                         11/16/93         20,000       10.25          13.75          10.25           9.5

Jean Diamond                             11/10/98         20,000        5.0625        12.625          5.0625         9
Vice President                           11/10/98         30,000        5.0625         5.75           5.0625         3.75
of SED International                     11/10/98         20,000        5.0625         5.75           5.0625         4.5
                                          5/25/94         30,000        5.75           8.00           5.75           8.6
                                          5/25/94         20,000        5.75          10.25           5.75           9
                                         11/16/93         20,000       10.25          13.75          10.25           9.5

Ronell Rivera                            11/10/98         15,000        5.0625         5.125          5.0625         7
Senior Vice President of                 11/10/98          5,000        5.0625         9.00           5.0625         8
Latin America, SED International         11/10/98         33,000        5.0625         9.25           5.0625         8.25

Brian D. Paterson (1)                    11/10/98         40,000        5.0625         9.00           5.0625         8
Senior Vice President                    11/10/98          3,000        5.0625         5.75           5.0625         4.5
Purchasing and Marketing                 11/10/98         20,000        5.0625        12.625          5.0625         9
of the Company and                       11/10/98            100        5.0625         5.75           5.0625         4.25
SED International                        11/10/98            900        5.0625         5.75           5.0625         4.5
                                         11/10/98         20,000        5.0625         5.88           5.0625         6.75
                                          5/25/94          3,000        5.75          10.25           5.75           9
                                          5/25/94            900        5.75          10.25           5.75           9
                                          5/23/94            100        5.75          10.25           5.75           7.75
                                         11/16/93          3,000       10.25          13.75          10.25           9.5
                                         11/16/93            900       10.25          13.75          10.25           9.5
                                         11/16/93            100       10.25          17.12          10.25           9.5

(1) Mr. Paterson terminated employment with the Company on April 1, 1999. All options held by Mr. Paterson terminated as of that date.

Employment Agreements

        SED International has employment agreements with Gerald Diamond, Jean Diamond and Ronell Rivera. The employment agreement with Gerald Diamond is described under "Executive Compensation--Executive Compensation Report--CEO Compensation." The employment agreement with Jean Diamond provides for an employment term of five years and (i) provides for an annual base salary of $193,559 (as of Fiscal 1999), increased annually in an amount equal to the greater of five percent of her then current salary or an amount based upon increases in the Consumer Price Index, (ii) provides for an automobile allowance and (iii) does not provide for an annual bonus.

        Gerald Diamond's and Jean Diamond's employment agreements provide that if a Change of Control (as such term is defined below) occurs while the employee is employed by SED International, and if the employee's employment is terminated involuntarily, or voluntarily by the employee upon the occurrence of certain events, the employee may notify SED International and request a cash payment in an amount equal to all annual salary, bonuses and other benefits owing to the employee from the date of termination through the remainder of the term of the employee's employment agreement, except that if the term remaining in the employment agreement is less than 12 months, the employee shall receive such amounts on an annualized basis.

        Under Gerald Diamond's and Jean Diamond's employment agreements a Change of Control is deemed to have occurred when (i) any individual or entity becomes the beneficial owner of securities of the Company or SED International representing 30% or more of the combined voting power of the Company's or SED International's then-outstanding securities entitled to vote generally in the election of directors; (ii) the Company's Continuing Directors (a term defined to include directors as of the date of execution of the employment agreements and their duly approved successors) fail to constitute at least a majority of the members of the Board; (iii) all or substantially all of the assets of the Company are sold without being duly approved by the Continuing Directors; or
(iv) with respect to Mr. Diamond only, Mr. Diamond shall no longer be a member of the Board of the Company or SED International, unless (x) Mr. Diamond shall have declared in writing his desire to resign such positions or that he no longe wishes to serve as a director, (y) Mr. Diamond shall have died or become disabled during the term of the employment agreement or (z) Mr. Diamond's employment shall have been terminated for Cause (as the term "Cause" is defined in Mr. Diamond's employment agreement).

        Ronell Rivera is President of SED International do Brazil, Ltda., the Company's subsidiary in Sao Paulo, Brazil, and Senior Vice President of the Latin America Division of SED International. Mr. Rivera's employment agreement provides for an annual base salary of $160,000 and is effective for one year commencing June 1, 1999. The Company may terminate his employment for "good cause," as defined in his employment agreement. In the event of termination without "good cause," the Company is obligated t pay Mr. Rivera the greater of his base salary for the remaining period of his employment agreement or three months of base salary, less applicable withholdings, plus a premium for relocating to Brazil pro rated for the period of time employed in Brazil. Furthermore, all of the stock options granted by the Company to Mr. Rivera would vest upon his termination without "good cause."

                           FIVE YEAR PERFORMANCE GRAPH

        The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of the Company's peer corporations on a line of business basis. The companies comprising the peer issuers group are Arrow Electronics, Inc.; Avnet, Inc.; Marshall Industries; Merisel, Inc.; Savoir Technology Group, Inc. and Tech Data Corporation. Ameriquest Technologies, Inc. and Liuski International, Inc. were removed from the group of companies comprising the peer issuers group because readily available quotations are no longer available for either of these two companies. This graph assumes that $100 was invested on June 30, 1994, in the Company's Common Stock and in the other indices and that all dividends were reinvested. The peer corporations were weighted on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.

        In the future, the Company plans to add CHS Electronics, Inc. and Ingram Micro, Inc. to the Company's peer issuers group. However, at this time neither company has five years of quotations available.

[FIVE YEAR PERFORMANCE GRAPH GOES HERE]

                                                      Base
                                                     Period      Return    Return   Return    Return       Return
                                                      1994        1995      1996     1997      1998         1999

    SED International Holdings, Inc.                   100        80.00    100.00   206.00    130.00        38.00
    Peer Group Index                                   100       127.91    120.13   155.18    150.09       135.13
    Nasdaq National Market (U.S.) Index                100       133.48    171.38   208.43    274.43       392.16

                              CERTAIN TRANSACTIONS

        See the section entitled "Executive Compensation--Compensation Committee--Interlocks and Insider Participation" for a discussion of certain transactions and arrangements among the Company and its affiliates.

            SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 (a) of the Exchange Act requires the Company's executive officers, directors and shareholders beneficially owning more than ten percent of all outstanding Common Stock ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to their beneficial ownership of the Company's equity securities. Based solely on a review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, written representations by Reporting Persons that n Form 5 was required, the Reporting Persons have complied with all applicable Section 16 (a) filing requirements during and with respect to Fiscal 1999.

                              INDEPENDENT AUDITORS

        The firm of Deloitte & Touche LLP served as the Company's independent auditors for Fiscal 1999 and the Board has reappointed this firm for fiscal 2000. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting to respond to questions from shareholders and to make a statement if he or she so desires.

          SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

        Any shareholder of the Company wishing to submit a proposal for action at the Company's 2000 Annual Meeting of Shareholders must provide a written copy of the proposal to the management of the Company at its principal executive offices not later than June 6, 2000 and must otherwise comply with the rules and regulations of the Commission applicable to shareholder proposals.

                                  ANNUAL REPORT

        The Company's 1999 Annual Report to Shareholders, which includes financial statements, is being mailed to the Company's Shareholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

                                  OTHER MATTERS

        The Board does not know of any other matters to be presented at the Annual Meeting for action by Shareholders. If any other matters requiring a vote of the Shareholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

        The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing.

        A list of Shareholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by shareholders who are present.

        If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.

                                    By Order of the Board of Directors,

                                    /s/LARRY G. AYERS
                                    Larry G. Ayers
                                    Secretary

October 4, 1999
Tucker, Georgia

[ATTACHMENT]
                        SED International Holdings, Inc.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated October 4, 1999, and does hereby appoint Gerald Diamond and Larry G. Ayers, and either of them, with full power of substitution as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of SED International Holdings, Inc. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of SED International Holdings, Inc., to be held at the principal executive offices of the Company, 4916 N. Royal Atlanta Drive, Tucker, Georgia, at 12:00 p.m., local time, on November 9, 1999, and at any and all adjournment(s) thereof:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES AND PROPOSALS.

     1. Proposal 1. The election as directors of the three nominees listed below to serve for a three-year term expiring at the 2002 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     [ ]  FOR all nominees listed below      [ ] WITHHOLD AUTHORITY to vote for
          (except as marked to the               all nominees listed below
          contrary below)

               LARRY G. AYERS, MELVYN I. COHEN AND CARY ROSENTHAL

     INSTRUCTION:TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.


     IF NO DIRECTION IS MADE TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE NOMINEES.

     2. In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof. This proxy may be revoked at any time prior to the voting thereof.


                  (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

          PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY

     If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in their discretion. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.


                                               Signature

                                               Signature, if shares held jointly

                                               Date _____________________, 1999

                                               Please sign exactly as your name
                                               appears hereon. When shares are
                                               held jointly, both holders should
                                               sign. When signing as attorney,
                                               executor, administrator, trustee,
                                               custodian or guardian, please
                                               give your full title. If the
                                               holder is a corporation or
                                               partnership the full corporate
                                               or partnership name should be
                                               signed by a duly authorized
                                               officer or partner, respectively.